United States
                       Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     Form 15

          Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number: 0-14379

                             EAGLE BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)

                                 4419 Cowan Road
                           Tucker, Georgia 30084-4441
                                 (770) 908-6690
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $1.00 Per Share
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            (Title of each class of securities covered by this Form)


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         (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

           Rule 12g-4 (a)(1)(i)  [x]        Rule 12h-3 (b)(1)(i)  [ ]
           Rule 12g-4 (a)(1)(ii) [ ]        Rule 12h-3 (b)(1)(ii) [ ]
           Rule 12g-4 (a)(2)(i)  [ ]        Rule 12h-3 (b)(2)(i)  [ ]
           Rule 12g-4 (a)(2)(ii) [ ]        Rule 12h-3 (b)(2)(ii) [ ]
                                            Rule 15d-6            [ ]

Approximate number of holders of record as of the certification of notice date: 1




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Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle
Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 13, 2002                         EAGLE BANCSHARES, INC.
                                               By:  /s/ Elizabeth A. Edelman
                                               --------------------------------
                                               Name:   Elizabeth A. Edelman
                                               Title:  Secretary